Exhibit 10.8.4

FOURTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 9, 2007 (this “Amendment”), is by and among BRADLEY PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

        WHEREAS, the Borrower, the Guarantors, the lenders party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of November 14, 2005 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein);

        WHEREAS, the Borrower incurred Indebtedness with respect to the BioSante Milestone Payments (as hereinafter defined) in violation of Section 6.1 of the Credit Agreement (the “Acknowledged Event of Default”);

        WHEREAS, the Borrower has requested the Required Lenders amend certain provisions of the Credit Agreement and waive the Acknowledged Event of Default; and

        WHEREAS, the Required Lenders are willing to amend the Credit Agreement and waive the Acknowledged Event of Default, in each case subject to the terms and conditions hereof.

        NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
WAIVER

        1.1 Waiver of Acknowledged Event of Default. Notwithstanding the provisions of the Credit Agreement to the contrary, the Required Lenders hereby waive, on a one-time basis, the Acknowledged Event of Default.

        1.2 Effectiveness of Waiver. This Amendment shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or default other than as specifically waived herein nor as a waiver of any breach or default of which the

Lenders have not been informed by the Borrower, (b) affect the right of the Lenders to demand compliance by the Borrower with all terms and conditions of the Credit Agreement, except as specifically modified or waived by this Amendment, (c) be deemed a waiver of any transaction or future action on the part of the Borrower requiring the Lenders’or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Credit Document, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

SECTION 2
AMENDMENTS

        2.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“BioSante” shall mean BioSante Pharmaceuticals, Inc.

“BioSante Acquisition” shall mean the execution and delivery by the Borrower and BioSante of the BioSante Licensing Agreement and the payment of any obligations by the Borrower thereunder (other than the Initial BioSante Payment) pursuant to which the Borrower is granted an exclusive sublicense for ElestrinTM in the United States.

“BioSante Licensing Agreement” shall mean that Exclusive Sublicense Agreement, dated as of November 7, 2006, by and among the Borrower and BioSante; provided that such licensing agreement shall not include any amendments thereto unless approved by the Administrative Agent.

“BioSante Milestone Payments” shall mean those certain milestone or periodic payments made by the Borrower to BioSante under the terms of the BioSante Licensing Agreement, in an aggregate amount not to exceed $10,500,000.

“Initial BioSante Payment” shall mean the $3,500,000 initial payment required under the BioSante Licensing Agreement made by the Borrower to BioSante.

“Fourth Amendment Effective Date” shall mean March 9, 2007.

        2.2 Amendment to Definition of Consolidated EBITDA. The definition of Consolidated EBITDA in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Consolidated EBITDA” shall mean, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated

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Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense, (D) certain one-time professional and legal fees and non-cash items incurred during such period, as set forth on Schedule 1.1-4, (E) the Initial MediGene Payment to the extent classified as an expense in accordance with GAAP, (F) for the fiscal quarter ended December 31, 2006, certain professional, advisor and legal fees and related costs and disbursements incurred on or before December 31, 2006 in connection with a potential contested election or contested election and related litigation involving members of the Board of Directors of the Borrower and the Borrower, in an aggregate amount not to exceed $2,000,000, (G) to the extent reasonably approved by the Administrative Agent and as specifically disclosed in the Borrower’s Form 10-Q filed with the SEC for the quarter ending September 30, 2006, any in-transit customer purchases not recorded as sales during the Borrower’s third quarter ending September 30, 2006 as a result of a change in shipping terms from FOB shipping point to FOB destination and (H) the Initial BioSante Payment to the extent classified as an expense in accordance with GAAP minus (iii) any in-transit customer purchases recorded as sales during any quarter as a result of a change in shipping terms from FOB destination to FOB shipping point minus (iv) any non-cash reduction in any reserve account of a Credit Party during such period, all as determined in accordance with GAAP.

        2.3 Amendment to Definition of Excess Cash Flow. The definition of Excess Cash Flow Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Excess Cash Flow” shall mean, with respect to any fiscal year of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures for such period minus (c) Scheduled Funded Debt Payments made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital minus (h) optional prepayments of Revolving Loans (to the extent accompanied by a corresponding reduction of the Revolving Commitments) minus (i) without duplication, (A) cash charges to the extent added back in determining Consolidated EBITDA for such period and (B) cash payments made in respect of Permitted Acquisitions during such period.

        2.4 Amendment to Section 1.1. The definition of “Permitted Acquisition”in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Acquisition” shall mean (a) the Initial MediGene Payment, (b) the MediGene Acquisition, (c) the Initial BioSante Payment, (d) the BioSante Acquisition or (e) any other acquisition or any series of related acquisitions by a Credit Party of (i) all or substantially all of the assets or a majority of the outstanding Voting Stock or

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economic interests of a Person that is incorporated, formed or organized in the United States or (ii) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as, with respect to any acquisition pursuant to clause (b), (d) or (e) above, the following conditions are satisfied: (A) no Default or Event of Default shall then exist or would exist after giving effect thereto, (B) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, after giving effect to the acquisition on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (C) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock and real estate) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (D) the Administrative Agent and the Lenders shall have received (I) a description of the material terms of such acquisition, (II) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target (other than the MediGene Acquisition and the BioSante Acquisition) for its two (2) most recent fiscal years and for any fiscal quarters ending within the fiscal year to date and (III) consolidated projected income statements of the Borrower and its consolidated Subsidiaries (giving effect to such acquisition), all in form and substance reasonably satisfactory to the Administrative Agent, (E) the Target (other than the MediGene Acquisition and the BioSante Acquisition) shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0, (F) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (G) the Borrower shall have satisfied the requirements set forth in Sections 5.14(a) and (b), (H) after giving effect to such acquisition, there shall be at least $10,000,000 of Accessible Borrowing Availability under the Revolving Committed Amount and (I) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries (y) in connection with any individual acquisition shall not exceed $20,000,000 and (z) for all acquisitions made during any twelve-month period shall not exceed $30,000,000.

        2.5 Amendment to Section 1.1. The definition of “Scheduled Funded Debt Payments” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

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“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Borrower and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination); provided, however, that with respect to Scheduled Funded Debt Payments for the Borrower and its Subsidiaries, Scheduled Funded Debt Payments shall not include the BioSante Milestone Payments.

        2.6 Amendment to Section 2.7(b)(vi)(B). Section 2.7(b)(vi)(B) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(B) with respect to all amounts prepaid pursuant to Sections 2.8(b)(ii), (iii), (iv) and (v), (1) first, to the remaining Term Loan amortization payments set forth in Section 2.2(b) on pro rata basis; provided that, any Term Loan Lender may decline to accept any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall first be distributed to the Term Loan Lenders accepting prepayments made pursuant to this clause (B)(1) that agree to accept such Declined Amount (and applied pro rata to the remaining amortization payments relating thereto) and then to the outstanding Swingline Loans, Revolving Loans and LOC Obligations in accordance with the remainder of this Section 2.7(b)(vi)(B), (2) second, to the outstanding Swingline Loans (without a corresponding permanent reduction in the Revolving Committed Amount), (3) third, to the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount) and (4) fourth (after all Revolving Loans have been repaid), to a cash collateral account in respect of LOC Obligations.

        2.7 Amendment to Section 6.1. Section 6.1 is hereby amended by adding the following clause (j) to the end of such Section and making the appropriate punctuation and grammatical changes thereto:

(j) the BioSante Milestone Payments in an aggregate amount not to exceed $10,500,000.

SECTION 3
CONDITIONS TO EFFECTIVENESS

        3.1 Conditions to Effectiveness. This Amendment shall be and become effective as of the date first above written upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

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(b) Executed Consents. Receipt by the Administrative Agent of executed consents, in the form attached hereto as Exhibit A, from the Required Lenders (each a “Lender Consent”) authorizing the Administrative Agent to enter into this Amendment on their behalf.

(c) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 4
MISCELLANEOUS

        4.1 Representations and Warranties. Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

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        4.2 Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

        4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

        4.4 Survival. Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.

        4.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable expenses of the Administrative Agent’s legal counsel.

        4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

        4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

        4.8 Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

        4.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.

        4.10 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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        4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and assigns.

        4.12 General Release. In consideration of the Administrative Agent entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person's gross negligence, bad faith or willful misconduct.

        4.13 Consent to Jurisdiction; Service of Process; Arbitration; Waiver of Jury Trial; Waiver of Consequential Damages. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.14, 9.15 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature Pages to Follow]

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BRADLEY PHARMACEUTICALS, INC.
FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	BRADLEY PHARMACEUTICALS, INC., a Delaware corporation

By: /s/ Daniel Glassman Name: Daniel Glassman Title: President and CEO

GUARANTORS:	DOAK DERMATOLOGICS, INC., a New York corporation

By: /s/ Daniel Glassman Name: Daniel Glassman Title: President and CEO

BIOGLAN PHARMACEUTICALS CORP., a Delaware corporation

By: /s/ Daniel Glassman Name: Daniel Glassman Title: President and CEO

BRADLEY PHARMACEUTICALS, INC.
FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders and as a Lender

By: /s/ Scott Santa Cruz Name: Scott Santa Cruz Title: Director

EXHIBIT A

FORM OF LENDER CONSENT

LENDER CONSENT

        This Lender Consent is given pursuant to the Amended and Restated Credit Agreement, dated as of November 14, 2005 (as previously amended and modified, the “Amended and Restated Credit Agreement”; and as further amended by the Fourth Amendment (as defined below), the “Amended Credit Agreement”), by and among Bradley Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Amended Credit Agreement unless otherwise defined herein.

        The undersigned hereby approves the Fourth Amendment to Amended and Restated Credit Agreement (the “Amendment”), dated as of March __, 2007, by and among the Borrower, the Guarantors and Administrative Agent, and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Amended Credit Agreement.

        A duly authorized officer of the undersigned has executed this Consent as of the ___ day of March __, 2007.

[INSERT LEGAL NAME OF LENDER]

By:___________________________________________ Name:_________________________________________ Title:__________________________________________